Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Prudential Investment Portfolios 3:

We consent to the use of our reports dated December 19, 2016, with respect to the financial statements and financial highlights of Prudential Real Assets Fund and Prudential Global Absolute Return Bond Fund (two of the series comprising Prudential Investment Portfolios 3), as described more fully below, incorporated by reference herein and to the references to our firm under the headings “Financial Highlights” in the prospectuses and “Other Service Providers – Independent Registered Public Accounting Firm” and “Financial Statements” in the statements of additional information.

We have audited the consolidated statement of assets and liabilities of the Prudential Real Assets Fund, including the consolidated portfolio of investments as of October 31, 2016 and the related consolidated statement of operations for the year then ended, the consolidated statements of changes in net assets for each of the fiscal periods in the two-year period ended October 31, 2016 and the consolidated financial highlights for each of the years or periods in the five-year period ended October 31, 2016. We have also audited the statement of assets and liabilities of the Prudential Global Absolute Return Bond, including the portfolio of investments, as of October 31, 2016, and the related statements of operations, changes in net assets and financial highlights for the period from November 3, 2015 (commencement of operations) to October 31, 2016.

New York, New York

December 22, 2016